Exhibit 99.1

FOR IMMEDIATE RELEASE

February 15, 2012

Owens & Minor Announces New Roles for Management Team Members; Finance Leader Bierman is Named EVP & Chief Operating Officer of Owens & Minor

Richmond, VA…Owens & Minor, Inc. (NYSE-OMI) today announced several internal management changes effective March 1, 2012, which are intended to better align leadership roles with the company’s strategic initiatives and goals. Executive Vice President & Chief Financial Officer James L. Bierman will take on the expanded role of Executive Vice President & Chief Operating Officer of Owens & Minor, assuming leadership responsibility for the company’s field sales and operations. In addition to his new duties, Bierman will retain responsibility for global sourcing and product management activities, and he will continue his primary role in the company’s investor relations’ activities, including communications with company shareholders and analysts, as well as appearances at investor events. Bierman joined Owens & Minor in 2007.

Executive Vice President & Chief Operating Officer Charles C. Colpo, who joined Owens & Minor in 1981, will assume the role of Senior Vice President, Operations, and he will lead the company’s strategic initiatives to improve and modernize the core distribution business infrastructure, including implementation of a significant three-year project to transform the company’s information technology systems. Also, D. Andrew Edwards, Vice President, Controller & Chief Accounting Officer, who joined the company in 2009, will serve in the capacity of Interim Chief Financial Officer, pending selection of a new chief financial officer through an independent search.

“These leadership changes are consistent with other changes we have made in recent months to better align our organization with our strategic initiatives and strategic performance goals,” said Craig R. Smith, President & Chief Executive Officer of Owens & Minor. “We are very pleased that Jim has agreed to accept this expansion of his role and responsibilities, and that Charlie will be in a position to devote his full attention to our strategic initiatives aimed at modernizing our technology systems and implementing productivity and efficiency improvements in our distribution network. We also value the contribution that Drew will provide, as he performs a vital role during this transition.”

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact:	Trudi Allcott, Director, Investor & Media Relations: 804-723-7555 or truitt.allcott@owens-minor.com

Chuck Graves, Director, Finance & Investor Relations: 804.723.7556 or chuck.graves@owens-minor.com